Exhibit 99.1

MEDIA CONTACT:	INVESTOR CONTACT:
Debra Ceffalio	Melissa Napier
(847) 720-1652	(847) 720-2767
Debra.Ceffalio@usfoods.com	Melissa.Napier@usfoods.com

US Foods Names Two New Independent Directors

ROSEMONT, Ill. (BUSINESS WIRE) January 13, 2017 – US Foods Holding Corp. (NYSE: USFD) announced today that its Board of Directors has elected two new independent directors effective February 11, 2017.

Robert “Bob” Dutkowsky is the Chief Executive Officer and a member of the Board of Directors of Tech Data Corporation, one of the world’s largest technology distributors. Prior to joining Tech Data Corporation in 2006, Dutkowsky served as President, Chief Executive Officer, and Chairman of the Board of Egenera, Inc., a provider of data server infrastructure solutions. Dutkowsky’s 30 years of experience in the information technology industry also includes senior executive positions with leading manufacturers and software publishers IBM, EMC and J.D. Edwards. Dutkowsky currently serves on the board of United Way Suncoast, and the Moffitt Foundation, as well as the advisory board of the University of South Florida Business School. Dutkowsky holds a Bachelor of Science in industrial and labor relations from Cornell University.

Carl Andrew “Andy” Pforzheimer currently serves as Chairman with Barteca Holdings, LLC, the successor organization created in 2012 to Barcelona Restaurants, which he co-founded in 1995. Early in his career, Pforzheimer completed a classic two-year apprenticeship in Burgundy, France and worked under numerous notable chefs in the United States. Pforzheimer was also the original food editor for Martha Stewart Living magazine. He currently serves as a director of Hickory Tavern, LLC, a privately-held restaurant group based in Charlotte, N.C., and as a member of the Education Policy Committee at the Culinary Institute of America. Pforzheimer holds a Bachelor of Arts cum laude from Harvard University.

“I’m pleased to welcome Bob and Andy to the board,” said Pietro Satriano, President and Chief Executive Officer of US Foods. “Bob brings deep experience in distribution as well as extensive corporate governance expertise. Andy has a rich background in the food and restaurant industry. Both will be tremendous assets as we continue to drive our strategy of Great Food. Made Easy.”

“I join Pietro and the entire board in welcoming Bob and Andy,” said John Compton, Chairman of the US Foods Board of Directors. “Their experience and expertise will complement our existing board and further strengthen our ability to create shareholder value.”

With his addition to the board, Dutkowsky will serve on the board’s Audit Committee and will serve on the board’s Nominating and Corporate Governance Committee as Chairman.

About US Foods

US Foods is one of America’s great food companies and a leading foodservice distributor, partnering with approximately 250,000 chefs, restaurants and foodservice operators to help their businesses succeed. With nearly 25,000 employees and more than 60 locations, US Foods provides its customers with a broad and innovative food offering and a comprehensive suite of e-commerce, technology and business solutions. US Foods is headquartered in Rosemont, Ill., and generates approximately $23 billion in annual revenue. Discover more at www.usfoods.com

Source: US Foods

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